Exhibit 99.1

         Wild Oats Markets, Inc. Reports First Quarter 2004 Results -
              Net Sales Up 11.8% and Net Income Increased 63.7%

    BOULDER, Colo., May 5 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the first quarter ended March 27, 2004. The Company generated net income of $2.4 million, or $0.08 per diluted share, on first quarter sales of $263.8 million.

    Financial Results

    Net sales for the quarter were $263.8 million, up 11.8 percent compared with $236.0 million in the first quarter of 2003. This sales increase was bolstered by the positive impact from the California United Food and Commercial Workers strike against conventional grocery retailers, which continued to benefit the Company's five Wild Oats and 17 Henry's stores in southern California through February 2004. Additionally, six new stores added to the Company's portfolio since the first quarter of 2003 contributed to the year-over-year sales increase. The positive contribution of new stores more than offset the sale and/or closure of seven stores year-over-year, one of which was a relocation in Nashville, Tenn. One new Wild Oats store was opened in the first quarter, on Jan. 14, 2004, in Colorado Springs, Colo. The Company ended the first quarter with total square footage of 2.2 million, which is a 2.0 percent increase compared to the first quarter of 2003.

    Comparable store sales in the first quarter of 2004 were up 8.5 percent compared to a decline in same-store sales of 0.9 percent in the first quarter of 2003. The increase in sales in the first quarter can largely be attributed to the benefit from the southern California conventional grocery strike, without which estimated same-store sales in this year's first quarter would have been up 3.6 percent.

    The Company experienced improvements in comparable store sales in all regions in the U.S. and Canada during the first quarter even while undergoing the transition to United Natural Foods, Inc. (UNFI) as its primary distributor, as well as consolidating two warehouses into a new perishables distribution center in Riverside, Calif. Comparable stores' customer traffic increased 2.7 percent and the average transaction per customer increased
5.8 percent in the first quarter of 2004.

    "We are pleased with our sales results in the first quarter, particularly because the growth was broad-based and not isolated to a specific region of the country," said Perry D. Odak, President and Chief Executive Officer. "Although it is still early, we are encouraged by the fact that post-strike customer retention and sales in our 22 southern California stores have exceeded our expectations and have exceeded historical levels for stores impacted by labor strikes. We believe this can be attributed to our strong emphasis on customer service and marketing programs that continue to attract customers to our stores in that region."

    Net income in the first quarter of 2004 increased 63.7 percent to $2.4 million from $1.4 million in the first quarter of 2003. Net income was $0.08 per diluted share in the first quarter of 2004, a 60.0 percent increase compared with $0.05 per diluted share in the first quarter of 2003. The diluted weighted average number of common shares outstanding in this year's first quarter was 31.0 million compared with 29.9 million in the first quarter of 2003. The increase in net income was due to higher net sales and continued store-level expense management, as direct store expenses remained constant as a percent of sales in the first quarter of 2004. However, net income in the first quarter of 2004 was adversely affected by approximately $1.9 million in pre-tax charges related to asset write-offs, restructuring charges and accelerated depreciation for the planned closure or relocation of distribution centers, warehouses and stores, which had a $0.04 negative impact on earnings per share. Additionally, short-term gross margin erosion related to supply chain transitions had an adverse impact on net income in the first quarter of 2004.

    "We have generated growth on both the top and bottom line during a time of transition," said Mr. Odak. "Now that we have largely completed the transition to UNFI as our primary distribution partner, and have opened our new perishables distribution center in Riverside, we believe we are better positioned to leverage our sales growth into margin improvement and to further grow overall profitability as we move through 2004."

    Wild Oats reported gross profit of $77.1 million in the first quarter of 2004, an 8.8 percent increase compared with $70.9 million in the same period last year. Gross margins in the first quarter of 2004 were 29.2 percent compared with 30.0 percent in the first quarter of 2003. Accelerated depreciation of $1.7 million in the first quarter of 2004 related to the planned closure of facilities accounted for 63 basis points of the reduction in gross margins.

    The balance of the reduction in gross margins in the quarter was due to the Company's supply chain transitions that took place in the first quarter of 2004. The transition to UNFI was largely completed in the first quarter of 2004 with minimal disruption to the stores. However, the Company did experience disruption in private label supply related to the transition, which had an adverse impact on margins in the quarter. Additionally, the start up and transition to the Company's new perishables distribution center in Riverside, Calif. created disruption in produce supply in 36 stores in Arizona, California, Nevada, New Mexico and Utah in the first quarter, which caused produce margins to decline in the period. Wild Oats Markets expects gross margins to gradually increase throughout the year and to return to 30 percent by the end of the fourth quarter inclusive of pressure on gross margins related to the ramp up of new stores.

    Direct store expenses in the first quarter of 2004 were $57.0 million, compared to $50.9 million in the first quarter of 2003. This 12.0 percent increase was largely due to the increased labor required for new stores and to accommodate increased customer traffic in the 22 stores affected by the southern California grocery strike. Direct store expenses remained constant as a percent of sales at 21.6 percent in the first quarter of 2004, as the Company continues to focus on store-level expense management. The implementation of the Company's new labor scheduling system, which began in the first quarter of 2004, is expected to have a positive impact on direct store expenses beginning in the fourth quarter of this year.

    Store contribution in the first quarter of 2004 was $20.1 million, relatively flat compared with $20.0 million in the first quarter of 2003. The store contribution margin in the first quarter of 2004 was 7.6 percent of sales versus 8.4 percent in the same period last year. The reduction in store contribution as a percent of sales was the result of the decline in gross profit.

    Selling, general and administrative (SG&A) expenses in the first quarter of 2004 declined 2.9 percent to $15.5 million from $16.0 million in the prior year first quarter. SG&A as a percent of sales was 5.9 percent in the first quarter of 2004 compared with 6.8 percent in the first quarter of 2003. The reduction in SG&A as a percent of sales is the result of the Company's ability to leverage administrative and infrastructure expenses against higher sales. SG&A expenses in the first quarter of 2004 included approximately $500,000 in costs required to ensure the Company's timely compliance with the Sarbanes-Oxley Act and costs associated with an ongoing administrative practices audit of one of the Company's benefit plans. The Company expects the audit to be complete by the end of the second quarter of 2004 and the costs associated with compliance with the Sarbanes-Oxley Act to be ongoing.

    Wild Oats Markets continues to generate improved cash flow despite a significant increase in capital expenditures as the Company invests in new and existing stores. During the first quarter of 2004, net cash provided by operating activities was $16.4 million compared to $9.2 million in the same period last year. Capital expenditures were $13.7 million in the first quarter of 2004 compared with $6.1 million in the first quarter of 2003. The increase in capital expenditures is primarily related to investments to achieve its new store growth plans. In the first quarter, Wild Oats paid down a net $6.0 million on its credit facility and, as of the end of the quarter, had approximately $24.2 million in outstanding borrowings on its $95.0 million credit facility.

    Business Developments

    Wild Oats Markets opened one new store in the first quarter of 2004 under the Wild Oats Natural Marketplace banner in Colorado Springs, Colo. The Company will open five new stores in the second quarter, the first of which opens today, May 5, 2004, and is a Henry's Marketplace in Mission Viejo, Calif. The four remaining stores to open in the second quarter include Wild Oats stores in Superior, Colo., Omaha, Neb. and Salt Lake City, Utah; as well as the first Henry's store to open outside of California, in Phoenix, Ariz.

    Beyond the stores currently opened, the Company is on schedule to open
13 additional stores over the next nine months. The new stores in development include five Henry's stores in the greater Los Angeles area and in metropolitan Phoenix, and five Wild Oats stores in Cincinnati, Ohio, Vancouver, Wash., Indianapolis, Ind., Salt Lake City, Utah and Scottsdale, Ariz. Wild Oats Markets currently has leases or letters of intent signed for 31 new sites opening in 2004 and 2005, and expects it will achieve its new store development plans of adding 20 new stores in 2005.

    Wild Oats continues to strengthen its overall store portfolio so that it has a stronger base from which to grow. In the first quarter, the Company sold one store that did not fit its store format in New York, N.Y. and chose to close one store in West Palm Beach, Fla., due to a lease expiration and the fact that the store was too small to offer the Company's full line of products. Additionally, Wild Oats temporarily closed one store in Phoenix to convert it to a Henry's Marketplace, which will re-open in June of this year. After completing a thorough analysis of the store's location and surrounding demographic profile, Company management determined this location would be better suited for a farmers market format store, further demonstrating the benefit of having two distinct retail formats in terms of real estate flexibility.

    Company management will host a conference call and webcast with financial analysts and investors on Wednesday, May 5, 2004 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the first quarter ended March 27, 2004. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats first quarter 2004 earnings conference call" or reference conference ID number 6809911 to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoatsinc.com.

    About Wild Oats

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With nearly $970 million in annual sales, the Company currently operates 102 natural food stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Marketplace, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoatsinc.com.

    Risk Factors and Uncertainties

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future; the cost of future store development; expected future comparable store sales, revenues and earnings per share; the success of the Company's marketing and merchandising programs; and the future financial measures and the prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition in certain regions, the ability to obtain necessary inventory, the Company's ability to execute on operational, marketing and merchandising initiatives being implemented, as well as other risks detailed from time to time in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.


     Wild Oats Markets, Inc.
     Consolidated Statements of Income
     (In thousands, except per-share amounts)
     (Unaudited)

                                                   Thirteen Weeks Ended
                                                March 27,         March 29,
                                                  2004              2003

     Sales                                 $263,795  100.0%  $235,987  100.0%
     Cost of goods sold and occupancy
      costs                                 186,681   70.8%   165,128   70.0%
                                           --------          --------
           Gross profit                      77,114   29.2%    70,859   30.0%

    Direct store expenses                    57,043   21.6%    50,864   21.6%
                                           --------          --------
           Store contribution                20,071    7.6%    19,995    8.5%

    Selling, general and administrative
     expenses                                15,521    5.9%    15,977    6.8%
     Loss (gain) on disposal of assets          (70)   0.0%     1,468    0.6%
     Pre-opening expenses                       475    0.2%       922    0.3%
     Restructuring expense (income), net        264    0.1%    (1,736)  -0.7%
                                           --------          --------
           Income from operations             3,881    1.5%     3,364    1.4%

     Loss on early extinguishment of debt                        (186)  -0.1%
     Interest income                            186    0.1%       176    0.1%
     Interest expense                          (267)  -0.1%      (993)  -0.4%
                                           --------          --------
           Income before income taxes         3,800    1.4%     2,361    1.0%

    Income tax expense                        1,443    0.5%       921    0.4%
                                           --------          --------
           Net income                        $2,357    0.9%    $1,440    0.6%
                                           ========          ========
    Basic net income per common share         $0.08             $0.05
                                           ========          ========
    Weighted average number of
       common shares outstanding             30,194            29,704
                                           ========          ========
    Diluted net income per common share       $0.08             $0.05
                                           ========          ========
    Weighted average number of
       common shares outstanding             31,034            29,916
                                           ========          ========

     Percentages may not add up due to rounding. Certain prior period information has been reclassified to conform to the current presentation.


     Wild Oats Markets, Inc.
     Condensed Consolidated Balance Sheets
     (In Thousands)
     (Unaudited)

                                                  March 27,   Dec. 27,
                                                     2004       2003
    Assets
    Current assets:
       Cash and cash equivalents                   $12,901     $17,400
       Inventories, net                             45,837      46,621
       Accounts receivable, net                      4,175       4,038
       Prepaid expenses and other current
        assets                                       8,865       8,793
                                                  --------    --------
           Total current assets                     71,778      76,852

    Property and equipment, net                    136,350     130,989
    Intangible assets, net                         112,996     113,380
    Other long term assets                          13,755      15,370
                                                  --------    --------
    Total assets                                  $334,879    $336,591
                                                  ========    ========

    Liabilities and Stockholders' Equity
    Current liabilities:
       Accounts payable                            $74,786     $74,256
       Accrued liabilities                          41,930      42,998
       Current portion of debt and
        capital leases                                  64          14
                                                  --------    --------
           Total current liabilities               116,780     117,268

    Long-term debt and capital leases               24,221      30,179
    Other long-term liabilities                     14,271      14,058
                                                  --------    --------
           Total liabilities                       155,272     161,505
                                                  --------    --------
    Stockholders' equity:
       Preferred stock, $0.001 par value;
        5,000,000 shares
         authorized; no shares issued and
          outstanding
       Common stock, $0.001 par value;
        60,000,000 shares
         authorized;  30,266,778 and
          30,063,421  shares
         issued and outstanding                         30          30
       Additional paid-in capital                  208,841     206,585
       Accumulated deficit                         (29,420)    (31,777)
       Accumulated other comprehensive
        income (loss)                                  156         248
                                                  --------    --------
           Total stockholders' equity              179,607     175,086
                                                  --------    --------
    Total liabilities and stockholders'
     equity                                       $334,879    $336,591
                                                  ========    ========

     Wild Oats Markets, Inc.
     Consolidated Statements of Cash Flows
     (In Thousands)
     (Unaudited)
                                                    Thirteen Weeks Ended
                                                   March 27,     March 29,
                                                      2004         2003
    Cash Flows From Operating Activities:
      Net income                                    $2,357        $1,440
    Adjustments to reconcile net income
     to net cash
      from operating activities:
        Depreciation and amortization                6,749         5,570
        Deferred tax expense                         1,341           885
        Loss (gain) on disposal of
         property and equipment                        (70)        1,468
        Noncash restructuring expense
         (income), net                                 227        (1,736)
        Other                                          199           263
      Change in assets and liabilities,
       net                                           5,622         1,340
                                                   -------       -------
        Net cash provided by operating
         activities                                 16,425         9,230
                                                   -------       -------
    Cash Flows From Investing Activities:
      Capital expenditures                         (13,649)       (6,129)
      Proceeds from sale of property and
       equipment                                       964
                                                   -------       -------
        Net cash used in investing
         activities                                (12,685)       (6,129)
                                                   -------       -------
    Cash Flows From Financing Activities:
      Net repayments on line of credit              (6,000)       (5,100)
      Net increase (decrease) in book
       overdraft                                    (3,980)          763
      Repayments on long-term debt and
       capitalized leases                              (13)      (37,094)
      Proceeds from long-term debt                                37,879
      Payment of debt issuance costs                                (721)
      Proceeds from issuance of common
       stock, net                                    1,780           485
                                                   -------       -------
        Net cash used in financing
         activities                                 (8,213)       (3,788)
                                                   -------       -------
    Effect of exchange rate changes on
     cash                                              (26)          (28)
                                                   -------       -------
    Net decrease in cash and cash
     equivalents                                    (4,499)         (715)
    Cash and cash equivalents at
     beginning of period                            17,400        11,367
                                                   -------       -------
    Cash and cash equivalents at end of
     period                                        $12,901       $10,652
                                                   =======       =======


SOURCE  Wild Oats Markets, Inc.
    -0-                             05/05/2004
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoatsinc.com /
    (OATS)

CO:  Wild Oats Markets, Inc.
ST:  Colorado
IN:  SUP FOD REA HOU
SU:  ERN CCA MAV